CODE OF ETHICS

Fiduciary Duty

This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interest of clients ahead of the Company's. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients. For purposes of this policy, the following words shall mean:

1.	“Supervised Person” This term includes directors, officers and partners of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.
2.	“Access Person” All Access Persons are also Supervised Persons. An Access Person is (i) one who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic, (ii) each member of the Family/Household (as defined below) of such person that is directly employed by the Company, and (iii) each person to whom such person contributes support. All of the Company’s directors, officers, and partners are presumed to be access persons.
3.	“Associated Person” For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.
4.	“Beneficial Ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is a very broad concept.\
5.	"Advisory Client" means any person or entity for which the Company serves as investment adviser, renders investment advice or makes investment decisions.
6.	"Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.
7.	"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holding in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (iv) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.\
8.	“Associated Person” means any person or assistant hired to assist Ms. Chicotel with administrative and/or operational tasks of the Company. The Company may from time to time employ an assistant. Any assistant hired by Ms. Chicotel, shall be subject to and adhere to the policies within this Code. Such person will NOT make recommendations or offer advice to clients.

As a fiduciary, we will:

•	Place the interests of Advisory Clients first. Scrupulously avoid serving our own personal interests ahead of the interests of the Company's Advisory Clients. We may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client.

•	Avoid taking inappropriate advantage of her position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of our independent judgment.

Gifts

1.	Accepting Gifts. On occasion, we may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. However, we will not accept extraordinary or extravagant gifts, and such gifts will be returned to the giver. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $250 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.
2.	Giving gifts. Our Company will not give any gift or other accommodation to a client or business contact that may be construed as an improper attempt to influence the recipient.

These policies are not intended to prohibit normal business entertainment.

Undue Influence

We will not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any person benefit to her personally, or on behalf of the Company.

Review and Recordkeeping

We will maintain a copy of the Code of Ethics in the Company’s files. Additionally, we will review the Code of Ethics at least annually to ensure it remains appropriately aligned with our advisory business.

Personal Securities Transactions Reporting Requirements

Our Company will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request.  These include statements for all accounts  for personal securities transactions.

Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to provide education regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

1.	Prohibited Activities. All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

•	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

•	communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	Reporting of Material, Non-Public Information. Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

3.	Definitions
a.	Material Information. “Material information” generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

b.	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

5.	Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the Company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

6.	Penalties for Insider Trading. The legal consequences for trading on or communicating material, non-public information is severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions
•	jail sentences
•	revocation of applicable securities-related registrations and licenses
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Access Persons and Employees

As of June 2011

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON?
Charles S. Stoll	Managing Member, CCO		Yes
John Brandt	Investment Adviser Representative		Yes
Robert Gearing	Investment Adviser Representative		Yes

4